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                                                                      EXHIBIT 12

                              PLAINS RESOURCES INC.
                              COMPUTATION OF RATIOS

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
                                                                                                                     Pro Forma
                                                                                                      Pro Forma     As Adjusted
                                             1992           1993           1994           1995           1995           1995
                                             ----           ----           ----           ----           ----           ----
Ratio of earnings to combined
  fixed charges:

Net Income(loss) before income taxes       (3,308)       (20,198)           571          2,652          9,589          9,504
                                          -------       --------       --------       --------       --------       --------
Fixed charges:
   Interest expense                         3,776          8,847         12,585         13,606         15,059         15,301
   Capitalized interest                     1,498          4,303          2,728          3,093          4,593          4,593
   Interest portion of rentals                108            118            110            109            111            111
   Amortization of debt issue costs           549            922            993          1,128          1,128            971
                                          -------       --------       --------       --------       --------       --------
Total fixed charges                         5,931         14,190         16,416         17,936         20,891         20,976

   Less capitalized interest               (1,498)        (4,303)        (2,728)        (3,093)        (4,593)        (4,593)
                                          -------       --------       --------       --------       --------       --------
Earnings before income taxes,
   and fixed charges                      $ 1,125       $(10,311)      $ 14,259       $ 17,495       $ 25,887       $ 25,887
                                          =======       ========       ========       ========       ========       ========

Ratio of earnings to fixed charges            0.2           -0.7            0.9            1.0            1.2            1.2
                                          =======       ========       ========       ========       ========       ========

Earnings deficiency                       $(4,806)      $(24,501)      $ (2,157)      $   (441)          --             --
                                          =======       ========       ========       ========       ========       ========
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